UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No .    )

Filed by the Registrant  ☐

Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

SomaLogic, Inc.

(Name of Registrant as Specified in its Charter)

Madryn Asset Management, LP

Madryn Health Partners, LP

Madryn Health Partners (Cayman Master), LP

Madryn Health Advisors, LP

Madryn Health Advisors GP, LLC

Madryn Select Opportunities, LP

Madryn Select Advisors, LP

Madryn Select Advisors GP, LLC

Avinash Amin

(Name Of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On December 21, 2023, Madryn Asset Management, LP issued the following press release, which contains a letter to stockholders, a copy of which is below:

Madryn Asset Management Issues Letter to Shareholders Correcting False and Misleading Statements in SomaLogic’s Recent Investor Presentation

Highlights Public Opposition to Proposed Merger from Skye Fund III, a Long-Term SomaLogic Investor

Deeply Troubled by Information in Complaint Filed by Company Founder and Chief Technology Officer That Strongly Suggests Merger Proxy Omits Critical Information About Conflicted Merger Process

Urges Shareholders to Vote “AGAINST” the Value-Destructive and Immensely Problematic Proposed Merger with Standard BioTools

NEW YORK – December 21, 2023 – Madryn Asset Management, LP (“Madryn Asset Management” and, collectively with its affiliates, “Madryn”), a holder of approximately 4.2% of the outstanding common stock of SomaLogic, Inc. (“SomaLogic” or the “Company”) (Nasdaq: SLGC), today issued a letter to shareholders to point out the numerous false and misleading statements in the investor presentation (the “SomaLogic Investor Presentation”) issued on December 19th by the Company in support of its proposed merger (the “Proposed Merger”) with Standard BioTools Inc. (“Standard BioTools”) (Nasdaq: LAB). Madryn also highlights additional SomaLogic shareholder opposition to the Proposed Merger as well as a recently filed complaint that should give investors serious pause about the motivations behind, and process undertaken to reach the agreement for the Proposed Merger.

Madryn strongly urges shareholders to vote “AGAINST” the Proposed Merger. Shareholders should visit www.NoSomaLogicMerger.com for additional information and to learn how to cast their votes.

***

December 21, 2023

Dear Fellow Shareholders,

SomaLogic’s recently issued presentation attempting to gain your support for its Proposed Merger with Standard BioTools contains numerous misleading statements and false assertions that should be highlighted for shareholders of SLGC, as detailed in the Appendix to this letter.

First, let us reiterate that we believe the Proposed Merger is deeply problematic for three key reasons:

1.	The Proposed Merger drastically undervalues SomaLogic—in fact, the current merger consideration is worth less than the Company’s cash.

2.	The deal process was flawed and contained numerous conflicts of interest.

3.	SomaLogic has far superior alternatives for value creation—including as a standalone company.

Additionally, Madryn is not alone in its views. Skye Fund III, a fellow long-term SomaLogic investor that owns approximately 2% of shares, issued a letter yesterday publicizing its opposition to the Proposed Merger.

Further, SomaLogic Founder Dr. Larry Gold and SomaLogic Chief Technology Officer Dr. Jason Cleveland filed a class action complaint against the Company and its Board of Directors (the “Board”) in the Delaware Court of Chancery on December 18, 2023.

The complaint alleges details that apparently are not included in the Company’s background of the Proposed Merger but were unearthed by Messrs. Gold and Cleveland through, among other things, materials—such as Board minutes, presentations, etc.—obtained through a books and records request. These details include:

•

There are multiple long-range forecasts that predicted higher revenue or higher profitability which were reviewed by the Board but are not disclosed in the Company’s proxy statement (the “Merger Proxy”).

•	The Board’s receptiveness to an unprompted reduction in the proposed exchange ratio from a range of 1.26 to 1.52 LAB shares per SLGC share to 1.11 is irreconcilable with SLGC shareholders’ interests.

•

There is extensive financial interdependence between Eli Casdin and the SomaLogic directors who were members of the Board’s Transaction Committee (the “SomaLogic Transaction Committee”) that is not disclosed in the Merger Proxy.

We believe that the facts cited in this complaint are clearly cause for concern among SomaLogic shareholders and cast extreme doubt on the validity of the process undertaken to strike the Proposed Merger agreement. We call upon the Company to update its disclosure appropriately so that SomaLogic shareholders have the necessary facts to make a fully informed decision.

In conclusion, we reiterate that SomaLogic shareholders would be ill-served by the Proposed Merger because it will crystallize a clearly undervalued valuation for SLGC in a deeply subordinated position in the combined company.

Sincerely,

Avinash Amin, MD

Managing Partner, Madryn Asset Management, LP

Rebuttals to SomaLogic’s Investor Presentation

Responses to slide 7 of the SomaLogic Investor Presentation, titled: “[The] Merger is designed to Drive Shareholder Value”

Purported Reasons for Proposed Merger	Madryn Response

Positions SomaLogic for Success in Current Market

•  In our opinion, SLGC is already positioned for success because of its strong cash balance—the Company does not need to make rash, shortsighted decisions driven by the current capital markets environment.

•  We think that a standalone SLGC has the runway to weather the current cycle and execute on its core business.

•  We believe that growth LST/Dx companies, such as SLGC, should not transact in this environment unless absolutely necessary as it crystallizes their depressed, near-term valuations.

Drives Value Creation

•  The Proposed Merger is clearly viewed by the market as value destructive given the 39% decline in SLGC stock post announcement of the Proposed Merger; we believe that LAB shares only recovered because the acquisition of Olink Holding AB (publ) (Nasdaq: OLK) by Thermo Fisher Scientific Inc. (NYSE: TMO) (the “Olink Transaction”) caused the market to re-rate SLGC, directly benefiting LAB shares.

•  Prior to the announcement of the Proposed Merger, SLGC’s share price was $2.30. The value of the merger consideration as of market close on December 20, 2023 was $2.14. There is no premium and shares would be even lower if not for the re-rate in SLGC value following the Olink Transaction.

•  SLGC shareholders would not have equitable representation; there are clear rights afforded to the Series B Preferred holders that are not afforded to SLGC shareholders.

Adds New Vectors for Value Creation and Reduces Risk

•  The facts reveal that members of the SomaLogic Transaction Committee lack independence in light of numerous ongoing business relationships with the recused board member, Eli Casdin—these relationships invalidate the Company’s claims that Mr. Casdin wielded no influence over the process.

•  SLGC shareholders are accepting the 4th ranking security when they are currently the most senior ranking security in their own capital structure—why would that be acceptable for SLGC shareholders?

Responses to slide 20 of the SomaLogic Investor Presentation, titled: “Madryn’s Concerns are Misplaced”

Company’s Implied Claims	Madryn Response

Proposed Merger Does Not Undervalue SLGC

•  SLGC has sustained significant value compression; as stated in our materials, we believe that growth LST/Dx companies should not transact in this environment unless necessary to finance since depressed, transitory valuations then become crystallized.

•  The current consideration fails to offer any premium to SLGC shareholders ($2.14 vs. $2.30 before announcement and $2.41 per share in cash).

Proposed Merger Process was Not Flawed

•  The very basis for launching the process was highly flawed—why does a company with $450mm in cash and projections representing that it will never need to finance again,[1] decide that it is prudent to pursue a highly dilutive merger?

•  As previously illustrated by Madryn, the members of the SomaLogic Transaction Committee have conflicts of interest with SLGC shareholders.

•  The Merger Proxy’s disclosures, in our opinion, omit material concerns brought to light in the class action complaint filed by SLGC’s Founder and its Chief Technology Officer.

Capital Structure is Not Risky

•  In our opinion, it is not in SLGC shareholders’ interests to contribute SLGC’s strong cash balance to the combined company while adopting LAB’s approximately $315mm of debt and debt-like securities.

•  In the event of a sale of the combined company, the Series B Preferred Put Right would shift $250mm of value to Series B Preferred holders at the expense of SLGC shareholders.

•  Page 43 of the Merger Proxy explicitly outlines the material risks to SLGC shareholders posed by the capital structure: “Holders of the Series B Preferred Stock have rights, preferences and privileges that are not held by, and are preferential to, the rights of the holders of Standard BioTools Common Stock, which could adversely affect the liquidity and financial condition of the combined company, result in the interests of holders of the Series B Preferred Stock differing from those of the holders of Standard BioTools Common Stock and make an acquisition of the combined company more difficult.”

•  The Merger Proxy goes on to say on page 44: “The terms of the Series B Preferred Stock could also limit the ability of the combined company to obtain additional financing or increase borrowing costs, which could have an adverse effect on the financial condition of the combined company.”

•  Why does the Company represent that the capital structure is not a risk if the very language in the Merger Proxy states otherwise?

Madryn Urges SomaLogic Shareholders to Vote “AGAINST” the Proposed Merger at the Company’s January 4, 2024, Special Meeting

Voting “AGAINST” the Proposed Merger Will Protect the Value of Shareholders’ Investment and Allow SomaLogic to Pursue Vastly Superior Alternatives

Visit www.NoSomaLogicMerger.com for Additional Information

***

[1]	Madryn Presentation, slide 23.

About Madryn Asset Management

Madryn Asset Management is a leading alternative asset management firm that invests in innovative healthcare companies specializing in unique and transformative products, technologies and services. The firm draws on its extensive and diverse experience spanning the investment management and healthcare industries and employs an independent research process based on original insights to target attractive economic opportunities that deliver strong risk-adjusted and absolute returns for its limited partners while creating long-term value in support of its portfolio companies.

IMPORTANT ADDITIONAL INFORMATION

Madryn Asset Management, Madryn Health Partners, LP, Madryn Health Partners (Cayman Master), LP, Madryn Health Advisors, LP, Madryn Health Advisors GP, LLC, Madryn Select Opportunities, LP, Madryn Select Advisors, LP, Madryn Select Advisors GP, LLC and Avinash Amin (collectively, the “Participants”) are participants in the solicitation of proxies from the stockholders of SomaLogic in connection with the special meeting of stockholders (the “Special Meeting”). On December 18, 2023, the Participants filed with the U.S. Securities and Exchange Commission (the “SEC”) their definitive proxy statement and accompanying GREEN Proxy Card in connection with their solicitation of proxies from the stockholders of SomaLogic for the Special Meeting. The definitive proxy statement and accompanying GREEN Proxy Card are first being disseminated to stockholders on December 22, 2023. MADRYN STRONGLY ADVISES ALL STOCKHOLDERS OF SOMALOGIC TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING GREEN PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS, AS THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IN SOMALOGIC, BY SECURITY HOLDINGS OR OTHERWISE. The definitive proxy statement and an accompanying GREEN Proxy Card will be furnished to some or all SomaLogic stockholders and is, along with other relevant documents, publicly available at no charge on the SEC’s website at http://www.sec.gov/. In addition, beginning December 22, 2023, the Participants will provide copies of the definitive proxy statement without charge, when available, upon request. Requests for copies should be directed to Madryn Asset Management.

Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release are for general information only, and are not intended to provide investment advice. All statements contained in this release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this presentation in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. All figures are unaudited estimates and subject to revision without notice. Madryn disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Past performance is not indicative of future results.

Contacts:

John Ferguson / Joseph Mills	Joe Germani / Ashley Areopagita
Saratoga Proxy Consulting, 212-257-1311	Longacre Square Partners, 646-386-0091
info@saratogaproxy.com	Madryn@LongacreSquare.com